Exhibit 99.1

COVANTA HOLDING CORPORATION NAMES

BRADFORD J. HELGESON AS CHIEF FINANCIAL OFFICER

MORRISTOWN, NJ, December 2, 2013 – Covanta Holding Corporation (NYSE:CVA) (“Covanta”) reported today that Bradford J. Helgeson will assume the position of Executive Vice President and Chief Financial Officer, effective immediately. Mr. Helgeson has been Covanta’s Vice President and Treasurer since 2007, and previously held senior financial positions at Waste Services, Inc., a publicly-traded environmental services company with operations in the U.S. and Canada, and worked in investment banking with Lehman Brothers and Donaldson, Lufkin & Jenrette. He will replace Sanjiv Khattri, who will be actively assisting in the transition.

Anthony Orlando, Chief Executive Officer of Covanta stated “We are delighted to have Brad as our Chief Financial Officer. He has proven himself to be a key member of our senior team and he brings to his new position a deep knowledge of all facets of our business and a command of capital markets. I have complete confidence that Brad’s leadership, judgment and experience will be invaluable to Covanta and all of our stakeholders, as we continue to pursue our strategic objectives.

“I also want to thank Sanjiv for his numerous contributions to Covanta during his tenure. He was instrumental in enhancing our capital structure and developing a strong team, and he has graciously offered his support in the transition prior to moving on to his next endeavor.”

About Covanta

Covanta is a world leader in sustainable waste management and renewable energy. The Company’s 45 Energy-from-Waste facilities provide communities and businesses around the world with an environmentally sound solution to their solid waste disposal needs by using waste to generate clean, renewable energy. Annually, Covanta’s modern Energy-from-Waste facilities safely and securely convert approximately 20 million tons of waste into clean, renewable electricity to power one million homes and recycle over 430,000 tons of metal. Energy-from-Waste facilities reduce greenhouse gases, complement recycling and are a critical component of sustainable solid waste management. For more information, visit www.covantaenergy.com.

Cautionary Note Regarding Forward-Looking Statements

Certain statements in this press release may constitute “forward-looking” statements as defined in Section 27A of the Securities Act of 1933 (the “Securities Act”), Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”), the Private Securities Litigation Reform Act of 1995 (the “PSLRA”) or in releases made by the Securities and Exchange Commission (“SEC”), all as may be amended from time to time. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of Covanta Holding Corporation and its subsidiaries (“Covanta”) or industry results, to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Statements that are not historical fact are forward-looking statements. For additional information see the Cautionary Notes Regarding Forward-Looking Statements in our current and periodic filings with the SEC pursuant to the Exchange Act.

Investor Contacts

Alan Katz

1.862.345.5456

Clare Rauseo

1.862.345.5236

IR@covantaenergy.com